SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2008

ESMARK INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33851	20-8626148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 234-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

Memorandum of Agreement

On April 30, 2008, Esmark Incorporated, a Delaware corporation (“Esmark”), entered into a Memorandum of Agreement (the “Memorandum”) with Essar Steel Holdings Limited (“Essar”) pursuant to which, immediately upon the earlier of the expiration of the time period (which Esmark estimates to be approximately 52 days) provided in Article Eleven, Section D of the collective bargaining agreement between Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation and the United Steelworkers of America, AFL-CIO-CLC (the “USW”), dated August 1, 2003 (the “CBA”) or receipt by Esmark of written waiver thereof from the USW (such period being the “Solicitation Period”), Esmark and Essar agree to enter into an Agreement and Plan of Merger (the “Merger Agreement”) in the form attached to the Memorandum. The proposed Merger Agreement provides for a tender offer and merger pursuant to which, among other things, Essar, through an affiliate of Essar (the “Purchaser”), would acquire all of the outstanding shares of Esmark for $17.00 per share.

Concurrently with the execution of the Memorandum, Essar entered into a binding commitment letter with Esmark (the “Commitment”) (i) to purchase 100% of the outstanding principal balance of the term loan outstanding under the Term Loan Agreement dated as of July 31, 2003 (the “Term Loan”), as amended, among, Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation, Royal Bank of Canada, as administrative agent, the lenders party thereto and the Emergency Steel Loan Guarantee Board (the “WPSC Facility”) and (ii) to provide a $31 million term loan facility (the “ESSG Facility”) to Esmark Steel Service Group, Inc (“ESSG”).

In consideration of the covenants in the Memorandum, including the Commitment, the parties have agreed that if, before entering into the proposed Merger Agreement, Esmark enters into an acquisition agreement with another party relating to an Acquisition Proposal, (i) the Memorandum and the Commitment (unless such Commitment has already been funded) will terminate, and (ii) Esmark will pay to Essar, concurrently with the entering into of such agreement, a termination fee of $20.5 million by wire transfer of immediately available funds. The payment of the termination fee constitutes the sole and exclusive remedy of Essar with respect to the termination of the Memorandum. See “Financing Commitment” below for a discussion of payment requirements under the WPSC Facility and ESSG Facility in the event of a change of control.

Pursuant to the Memorandum, until the expiration of the Solicitation Period or if such period expires prior to May 20, 2008 and the proposed Merger Agreement is executed prior thereto, pursuant to the proposed Merger Agreement until May 20, 2008, Esmark and its representatives are permitted to (i) solicit, initiate or encourage the submission of an Acquisition Proposal and (ii) directly or indirectly participate in discussions or negotiations regarding an Acquisition Proposal. However, Esmark may not provide to any party any non-public information (other than immaterial non-public information) with respect to Esmark without first entering into a confidentiality agreement with that party that is not less restrictive of the other party with respect to confidentiality than its confidentiality agreement with Essar and containing a customary standstill. Esmark must promptly notify Essar when it enters into any such confidentiality agreement and provide to Essar any non-public information concerning Esmark that is provided to such party or its representatives which was not previously provided to Essar.

For purposes of the Memorandum and, if executed the proposed Merger Agreement, an “Acquisition Proposal” means any bona fide proposal made by any party (other than Essar or its affiliates) relating to any direct or indirect acquisition or purchase of at least a 20% portion of the assets of Esmark or any of its subsidiaries or of over 20% of any class of equity securities of Esmark, (ii) any tender offer or exchange offer involving any class of equity securities of Esmark of at least 20% of such class, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Esmark or any of its subsidiaries, or (iv) any other transaction similar to any of the foregoing with respect to Esmark or any of its subsidiaries, in each case other than the transactions to be effected pursuant to the proposed Merger Agreement.

For purposes of the Memorandum and, if executed the proposed Merger Agreement, a “Superior Proposal” means an Acquisition Proposal that (x) Esmark’s Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm and outside legal counsel, is reasonably likely to be consummated promptly; (y) the party making the Acquisition Proposal has on an unsolicited basis (except for parties contacted in accordance with the Memorandum and if executed the proposed Merger Agreement), and in the absence of any violation of the applicable provisions of the Memorandum and, if executed, the proposed Merger Agreement, by Esmark or any of its representatives, submitted an Acquisition Proposal which is (i) required to be accepted by Esmark pursuant to an existing contract or (ii) a bona fide written proposal and which is not conditioned upon obtaining financing to Esmark relating to any such transaction which Esmark’s Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, is or would reasonably be expected to be, more favorable to the Esmark stockholders from a financial point of view than the transactions contemplated by the proposed Merger Agreement or, if applicable, any proposal by Essar to amend the terms of the proposed Merger Agreement taking into account all the terms and conditions of such proposal and the proposed Merger Agreement (including the expected timing and likelihood of consummation, taking into account any governmental, regulatory and other approval requirements), and (z) in the reasonable good faith belief of Esmark’s Board of Directors, after consultation with outside legal counsel to Esmark, the failure to provide such information or access or to engage in such discussions or negotiations would reasonably be likely to be inconsistent with Esmark’s Board of Directors’ exercise of its fiduciary duties to Esmark’s stockholders under applicable law.

Pursuant to the Memorandum and, if executed the proposed Merger Agreement, neither Esmark’s Board of Directors nor any board committee may make an adverse change with respect to its recommendation in favor of the transactions contemplated by the proposed Merger Agreement or enter into any agreement with respect to any Acquisition Proposal without following the procedures required under the Memorandum and if executed the proposed Merger Agreement. If Esmark’s Board of Directors determines the Acquisition Proposal is a Superior Proposal, Esmark may make an adverse recommendation change if Esmark provides notice to Essar that it intends to make a recommendation change and Essar has not proposed any adjustments to the terms and conditions of the proposed Merger Agreement within three business days such that failure to make an adverse change in such recommendation would not be inconsistent with the Esmark Board of Directors’ exercise of its fiduciary duties to the Company’s stockholders under applicable law. Esmark may terminate the Memorandum ,or if executed the proposed Merger Agreement, and enter into an agreement with respect to an Acquisition Proposal if (i) Esmark’s Board of Directors determines the Acquisition Proposal is a Superior Proposal, (ii) Esmark has provided Essar written notice that it intends to terminate the Memorandum or if executed the proposed Merger Agreement; (iii) Essar has not proposed any adjustments to the terms and conditions of the proposed Merger Agreement within three business days following the delivery of the notice which, after causing its financial and legal advisors to negotiate such adjustments in good faith with Parent, the Esmark Board of Directors in good faith determines (after considering the advice of its financial advisors) to be as favorable to the Company’s stockholders as such Superior Proposal, and (iv) Esmark delivers written notice of termination of the Memorandum or, if executed the proposed Merger Agreement, at least three business days after delivering notice of its intent to terminate the Memorandum or if executed the proposed Merger Agreement.

Neither the Memorandum nor, if executed, the proposed Merger Agreement, prohibits Esmark or Esmark’s Board of Directors from disclosing to its stockholders its position relating to a tender offer contemplated under Rule 14e-2(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) if in the good faith judgment of the Esmark Board of Directors the failure to take such action would be inconsistent with the Board’s exercise of its fiduciary duties to the Esmark stockholders under applicable law. However, neither Esmark nor its Board of Directors will (i) recommend that Esmark’s stockholders tender their Esmark Common Stock in connection with any tender or exchange offer other than as contemplated by the proposed Merger Agreement (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the recommendation of the Board, unless in the case of each of clauses (i) and (ii) the applicable requirements of the Memorandum, and if executed the proposed Merger Agreement, relating to Acquisition Proposals and changes in the recommendation of the Esmark Board shall have been satisfied as long as such compliance does not prevent Esmark or its Board of Directors from timely taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act.

Pursuant to the Memorandum, and, if executed the proposed Merger Agreement, the business of Esmark and its subsidiaries will be conducted in the ordinary course of business consistent with past practice, and Esmark and its subsidiaries will use their reasonable best efforts to preserve their present business organization, to keep the services of their current officers, key employees and consultants available, and to maintain good relations with material customers, suppliers, contractors, distributors and others having material business dealings with them. Esmark also agrees that, unless consented to by Essar, Esmark and its subsidiaries will not:

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(i) issue additional shares of capital stock, except for the issuance of a maximum of 40,578 shares of Common Stock upon the exercise of outstanding options, (ii) amend or change Esmark’s Certificate of Incorporation or Bylaws, (iii) split, redeem or reclassify any capital stock or (iv) declare or pay a dividend;

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(i) incur indebtedness or issue any debt securities; (ii) assume or otherwise become liable for the obligations of any other person; (iii) make loans to or investments in any other person; (iv) acquire any corporation or other business organization, or (v) transfer or encumber any assets or properties other than in the ordinary course of business;

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(i) increase compensation of directors or employees; (ii) enter into or terminate employment agreements or (iii) amend or modify benefits under any company plan, other than required by law or increases in salaries in the ordinary course of business;

•	modify or terminate any material contract; waive or assign any rights under any material contract; or enter into any material contract other than in the ordinary course of business;

•	authorize any capital expenditure in excess of $500,000 individually or $2,000,000 in the aggregate;

•	grant any rights to any intellectual property, other than in the ordinary course of business;

•	change any accounting methods, make any material tax election, or file any material amendment to a material tax return;

•	pay or discharge any material claims, liabilities or obligations other than in the ordinary course of business;

•	settle any action or claim involving an amount in excess of $500,000 or, in the aggregate, an amount in excess of $2,000,000;

•	adopt a plan or liquidation, merger or other reorganization;

•	take any action that would reasonably be expected to result in the conditions to the merger with Essar not being satisfied ;

•	enter into or amend any arrangement with an officer or director;

•	enter into any agreement to do any of the foregoing.

Pursuant to the Memorandum, Esmark will promptly notify Essar of any event that would cause certain conditions of the proposed Merger Agreement to not be satisfied. Esmark and its subsidiaries will allow officers, employees and other representatives of Essar regular access during normal business hours to the officers, employees, properties, contracts and records of Esmark. Esmark and Essar will consult with each other regarding initial press releases with respect to the execution of the proposed Merger Agreement and will not issue any other press releases without prior consent, unless required by law.

Pursuant to the Memorandum, Esmark and Essar are entitled to enforce any provision of the Memorandum by a decree of specific performance and injunctive relief, in addition to any other right or remedy.

Proposed Merger Agreement

If the proposed Merger Agreement is entered into, and upon the terms and subject to the conditions thereof, the Purchaser will commence a tender offer (the “Offer”) to acquire (i) all the outstanding shares of Esmark common stock, par value $0.01 per share (“Esmark Common Stock”), at a price of $17.00 per share, net to the selling stockholders in cash, (the “Offer Price”), subject to any required withholding of taxes. The proposed Merger Agreement provides that the Offer will commence within 10 business days after the date of the proposed Merger Agreement, and will remain open for at least 20 business days. Pursuant to the proposed Merger Agreement, after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the proposed Merger Agreement, the Purchaser will merge with and into Esmark (the “Merger”) and Esmark will become an affiliate of Essar. At the effective time of the Merger, each issued and outstanding share of Esmark Common Stock (other than those owned by Esmark, Essar, the Purchaser or any other wholly-owned subsidiary of Essar, and those held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law) will be automatically converted into the right to receive the amount in cash, without interest, as set forth above.

Pursuant to the terms of the proposed Merger Agreement, effective upon the purchase of shares of Esmark Common Stock pursuant to the Offer, Purchaser will be entitled to elect or designate a number of directors, rounded up to the nearest whole number, on Esmark’s Board of Directors as is equal to the product of the total number of directors on Esmark’s Board of Directors (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of shares of Esmark Common Stock beneficially owned by Essar, Purchaser and any of their affiliates bears to the total number of shares of Esmark Common Stock then outstanding provided that those individuals designated or elected by the United Steelworkers of America, AFL-CIO-CLC to serve on Esmark’s Board of Directors will count as directors designated by Essar for purposes of this calculation.

The proposed Merger Agreement will include customary representations, warranties and covenants of Esmark, Essar and the Purchaser. In addition, as described above under “Memorandum of Agreement,” the proposed Merger Agreement contains conduct in the ordinary course provisions. The proposed Merger Agreement also includes customary no solicitation provisions, as well as customary termination provisions for both Esmark and Essar and provides that, in connection with the termination of the proposed Merger Agreement under certain specified circumstances relating to the entry into or consummation of an Acquisition Proposal as described above under “Memorandum of Agreement,” Esmark may be required to pay to Essar a termination fee of $20.5 million plus reimbursement of out-of-pocket expenses not to exceed $2 million.

The Purchaser’s obligation to accept for payment and pay for shares of Esmark Common Stock tendered in the Offer will be subject to customary conditions, including, among other things, that at least a majority of the outstanding shares of Esmark Common Stock on a fully-diluted basis shall have been validly tendered in accordance with the terms of the Offer and not properly withdrawn.

Subject to the terms of the proposed Merger Agreement, Esmark will grant Essar and the Purchaser an option to purchase that number of newly-issued Shares that is equal to one share more than the amount needed to give the Purchaser ownership of 90% of the outstanding Esmark Common Stock on a fully-diluted basis (the “Top-Up Option”). The Top-Up Option will be exercisable only after the purchase of shares by Essar or Purchaser which results in the beneficial ownership of at least 85% of the outstanding shares of Esmark common stock. The Purchaser will pay Esmark the Offer Price for each share acquired upon exercise of the Top-Up Option.

Financing Commitment

Under the Commitment, Essar has agreed to provide the WPSC Facility pursuant to which it shall purchase 100% of the outstanding loans under the Term Loan and in connection therewith Wheeling-Pittsburgh Steel Corporation will pay all accrued and unpaid interest thereon and prepay the outstanding principal amount of loans thereunder (approximately $1.4 million) in excess of $79 million dollars. The WPSC Facility is payable on the earlier of fifteen days following the consummation of the Merger and June 1, 2009. The WPSC Facility will bear interest at the three-month LIBOR rate plus 0.5% (the “Interest Rate”) per annum payable quarterly. Loans under the WPSC Facility are prepayable at any time and must be paid in the event of a change of control, in each case, in an amount equal to the outstanding principal amount plus interest from the closing date of Essar’s purchase of the Term Loan at six percent in addition to the Interest Rate thereon plus LIBOR breakage costs. On a change of control or earlier with the consent of the Company, Essar will have the right to purchase up to the Conversion Amount of shares of Esmark Common Stock at a price of $12.50 per share, instead of repayment of the corresponding amount of the loan. Any amount of the loan converted into Esmark Common Stock is not subject to the interest payments otherwise payable on a change of control. For purposes of the WPSC Facility, “Conversion Amount” means three million shares minus the number of shares if any converted by Essar under the ESSG Facility, subject to customary anti-dilution provisions. The WPSC Facility will be secured by the collateral securing the existing Term Loan.

Under the Commitment, Essar has agreed to provide a $31 million term loan facility to ESSG. The maturity date of the ESSG Facility is the earlier of fifteen days following the consummation of the Merger and June 1, 2009.

The ESSG Facility bears interest at the same interest rate as the WPSC Facility. The ESSG Facility contains the same provisions with respect to voluntary prepayments and payments on a change in control. The ESSG Facility also contains a provision permitting conversion of loan amounts into Esmark Common Stock on the same terms as the WPSC Facility, except that Conversion Amount means three million shares minus the number of shares if any converted by Essar under the WPSC Facility, subject to anti-dilution provisions. Until the USW has entered into the agreements contemplated by Article Two, Section D.1.a and D.1.b of the CBA (the “Union Consent Date”), Essar will have a perfected second priority security interest in substantially all present and future assets of ESSG and its subsidiaries which are guarantors of the ESSG Facility. , Under an intercreditor agreement with the agent for the lenders under ESSG’s existing revolving credit agreement, on and after the Union Consent Date ESSAR will have a first priority security interest in the present and future non-working capital assets (including real and personal property) of ESSG and its subsidiaries which are guarantors and a first priority security interest in 100% of all the outstanding capital stock or other equity securities of each of ESSG’s domestic subsidiaries and 65% of all the outstanding capital stock of each foreign subsidiary of ESSG and all intercompany debt to the extent permitted. On and after the Union Consent Date, Essar will retain a second priority perfected interest in substantially all of the present and future working capital assets of ESSG and its subsidiaries. Esmark will guaranty ESSG’s obligations under the ESSG Facility.

The ESSG Facility was closed and the loan contemplated thereunder funded on May 2, 2008. The WPSC Facility was closed and the purchase of the Term Loan contemplated thereunder was made on May 6, 2008. Esmark plans to file a separate Current Report on Form 8-K reporting on the entry into definitive documentation for the ESSG Facility and the WPSC Facility.

Additional Information

This Current Report on Form 8-K is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Esmark Common Stock. The Merger Agreement has not been executed and the Purchaser has not commenced the Offer for shares of Esmark stock described in this report.

In the event the parties enter into the proposed Merger Agreement and following commencement of the Offer, Esmark will file a solicitation/recommendation statement with respect to the Offer. Once filed, Esmark stockholders should read these materials carefully prior to making any decisions with respect to the Offer because they will contain important information, including the terms and conditions to the Offer. Once filed, Esmark stockholders will be able to obtain the offer to purchase, the solicitation/recommendation statement and related materials with respect to the offer free of charge at the SEC’s site at www.sec.gov or from Esmark.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ESMARK INCORPORATED

By:	/s/ Paul J. Mooney
Paul J. Mooney
Executive Vice President and Chief Financial Officer

Dated: May 5, 2008